Exhibit 10.20

SIXTH AMENDMENT AND WAIVER

TO LOAN AND SECURITY AGREEMENT

This Sixth Amendment and Waiver to Loan and Security Agreement (this “Amendment”) is entered into as of October 29, 2010, by and between COMERICA BANK (“Bank”) and LEGALZOOM.COM, INC., a Delaware corporation (“Borrower’’).

RECITALS

A.                                   Borrower and Bank are parties to that certain Loan and Security Agreement dated as of October 31, 2008, as amended from time to time including by that certain First Amendment to Loan and Security Agreement dated as of February 24, 2009, that certain Second Amendment to Loan and Security Agreement dated as of March 6, 2009, that certain Third Amendment to Loan and Security Agreement dated as of July 7, 2009, that certain Fourth Amendment to Loan and Security Agreement dated as of July 27, 2009, and that certain Fifth Amendment to Loan and Security Agreement dated as of January 8, 2010 (the “Agreement”).

B.                                     Borrower has notified Bank that certain Events of Default have occurred and are continuing under the Agreement due to Borrower’s failure to comply with the provisions of Section 6.10 of the Agreement in connection with the creation of the Subsidiaries identified in Section 14(b) below (the “Existing Defaults”).

C.                                     The Borrower and the New Subsidiaries (as defined below) are engaged in an interrelated business enterprise with an identity of interests, furnish, purchase or acquire goods, services and intellectual property rights to each other, have a direct or indirect corporate or business relationship with each other, and accordingly the financing provided under the Agreement directly and indirectly benefits each of the New Subsidiaries.

D.                              Borrower has requested that Bank waive the Existing Defaults and amend the Agreement as provided herein. Subject to and on the terms and conditions set forth herein, Bank is willing to amend the Agreement in accordance with the terms of this Amendment and waive the Existing Defaults, provided that the conditions set forth herein are satisfied, and all security interests and liens under the Loan Documents shall continue to exist and remain in full force and effect.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.                                       The following new defined terms are added to Section 1.1 of the Agreement:

“Consolidated Net Income (or Deficit)” means the consolidated net income (or deficit) of any Person and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, after eliminating therefrom all extraordinary nonrecurring items of income.

“Consolidated Total Interest Expense” means with respect to any Person for any period, the aggregate amount of interest required to be paid or accrued by a Person and its Subsidiaries during such period on all Indebtedness of such Person and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any capitalized lease or any synthetic lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

“Debt Service Coverage Ratio” means, as of any date of determination, the ratio of (a) Borrower’s EBITDA for the period of twelve (12) consecutive months ending on such date, minus capital expenditures during such period, and minus income tax expense for such period, to (b) an amount equal to the sum of (i) an amount equal to the aggregate amount of principal and interest payments that would be due and owing during the immediately following twelve (12) month period, on account of all Obligations outstanding on such date, calculated on a pro forma basis, as though all such Obligations were amortizing term debt amortizing monthly on a straight-line basis over a term of five (5) years beginning on such date, plus (ii) all payments coming due during the immediately following twelve (12) month period in respect of outstanding capital lease obligations and liabilities, plus (iii) all indemnity, earn-out, seller note or other contingent payments coming due during the immediately following twelve (12) month period.

“EBITDA” means with respect to any fiscal period an amount equal to the sum of (a) Consolidated Net Income of Borrower and its Subsidiaries for such fiscal period, plus (b) in each case to the extent deducted in the calculation of Borrower’s Consolidated Net Income and without duplication, (i) depreciation and amortization for such period, plus (ii) income tax expense for such period, plus (iii) Consolidated Total Interest Expense for such period, plus (iv) non-cash expense associated with granting stock options for such period, and minus, (c) to the extent added in computing Consolidated Net Income, and without duplication, all extraordinary and non-recurring revenue and gains (including income tax benefits) for such period, all as determined in accordance with GAAP.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) an amount equal to the sum of (i) all outstanding Obligations on such date, plus (ii) all outstanding obligations and liabilities in respect of capital leases on such date, plus (iii) all outstanding Indebtedness and other liabilities of Borrower or any of its Subsidiaries incurred in connection with any acquisition of the capital stock or assets of any other Person, including, without limitation deferred payment obligations (such as seller notes), indemnity payments, earn-outs and any similar payments contingent on future performance or revenues on such date, to (b) EBITDA for the period of twelve (12) consecutive months ending on such date.

2.                                       The following defined terms in Section 1.1 of the Agreement hereby are amended and restated as follows:

“Guarantor” means each present and future Subsidiary of Borrower, and any other Person who executes and delivers a Guaranty in favor of Bank, including without limitation, CREATINGWILL.COM, LLC, a Delaware limited liability company, LEGALZOOM.COM TEXAS, LLC, a Texas limited liability company, LZ FINANCIAL SERVICES LLC, a Delaware limited liability company, PROXILAW, INC., a Delaware corporation, UNITED STATES CORPORATION AGENTS, INC., a California corporation, UNITED STATES CORPORATION AGENTS, INC., a Maryland corporation and UNITED STATES CORPORATION AGENTS, INC., a Nevada corporation.

“Revolving Line” means a Credit Extension of up to Ten Million Dollars ($10,000,000) (inclusive of the FX Amount and any amounts outstanding under the Letter of Credit Sublimit, the Credit Card Services Sublimit and the ACH Sublimit).

“Revolving Maturity Date” means October 31, 2012.

3.                                       Section 2.1(b) of the Agreement is hereby amended by adding a new Section 2.1(b)(viii) in appropriate numerical order, to read as follows:

(viii)                                    Covenant Holiday. Borrower may, at its option, elect not to have any Advances outstanding during specified periods of time (each, a “Covenant Holiday Period”). A Covenant Holiday Period shall begin on the Business Day immediately following the date on which Borrower repays, in full, all outstanding Advances and other Credit Extensions under sublimits to the Revolving Line, all accrued interest thereon, and all other outstanding monetary Obligations outstanding under the Revolving Line. During a Covenant Holiday Period, Borrower may not request any Advances or other Credit Extensions, and Bank shall have no obligation to make any Advances or other Credit Extensions. To terminate a Covenant Holiday Period, Borrower shall deliver to Bank at least three (3) Business Days prior to the proposed end of the Covenant Holiday Period, a certificate of a Responsible Officer, in form satisfactory to Bank, certifying that Borrower is in compliance with each of the financial covenants set forth in Section 6.7 hereof as of such date, calculated on a pro forma basis, based on the financial statements for the most recently ended reporting period for which Borrower has delivered (or is then required to deliver) a Compliance Certificate in accordance with Section 6.2, which pro forma calculations shall include taking into account the Obligations to be incurred in connection with the proposed Advance.

4.                                       Section 2.3(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

(a)                                  Interest Rate. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding daily balance thereof, as set forth in the LIBOR/Prime Referenced Rate Addendum to Loan and Security Agreement attached as Exhibit D.

5.                                       Section 6.6 of the Agreement is hereby amended and restated in its entirety to read as follows:

6.6                                 Accounts. Borrower shall, and shall cause all of its Subsidiaries to, maintain its and their deposit, securities, investment and operating accounts with Bank or Bank’s Affiliates (covered by satisfactory control agreements in favor of Bank), which accounts shall represent at least two-thirds (2/3) of the aggregate dollar value of Borrower’s and such Subsidiaries’ accounts at all banks, brokers, securities intermediaries and financial institutions.

6.                                       Section 6.7 of the Agreement is hereby amended and restated in its entirety to read as follows:

6.7                                 Financial Covenants. Other than during a Covenant Holiday Period, Borrower shall, at all times, maintain the following financial covenants and ratios:

(a)                                  Maximum Leverage Ratio. As of the last day of each fiscal quarter, a Leverage Ratio that is not more than 3.00 to 1.00.

(b)                                 Minimum Debt Service Coverage Ratio. As of the last day of each fiscal quarter, a Debt Service Coverage Ratio of not less than 1.25 to 1.00

7.                                       Section 7.3 of the Agreement is hereby amended and restated in its entirety to read as follows:

7.3                                 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except acquisitions by Borrower where: (a) Bank shall have received at least twenty (20) days’ prior written notice of such proposed transaction, which notice shall include a reasonably detailed description of such proposed transaction; (b) such acquisition shall only involve an online, e-commerce or other reasonably similar, related type of business as Borrower, or those assets of an online, e-commerce or other reasonably similar, related type of business as Borrower; (c) the total cash consideration paid or payable in connection with the closing of any such acquisition shall not exceed $10,000,000; (d) the business and assets acquired in such acquisition shall be free and clear of all Liens (other than Permitted Liens); (e) at or prior to the closing of any acquisition, Bank will be granted a first priority perfected Lien (subject to Permitted Liens), in all assets or stock acquired pursuant thereto and Borrower shall have executed such documents and taken such actions as may be required by Bank in connection therewith; (f) at the time of such acquisition and after giving effect thereto, no Event of Default has occurred and is continuing; (g) such acquisitions do not result in a Change in Control; (h) Borrower is the surviving or successor entity; (i) each such acquisition would have been accretive to the Borrower’s EBITDA for the twelve-month period ending on the last day of the most recently ended fiscal quarter preceding the closing of such acquisition based upon the financial results of operations of the acquired entity for such twelve-month period that are in form and substance satisfactory to Bank; and (j) Borrower provides to Bank, prior to the consummation of such acquisition (i) such financial and other information regarding the Person who is being so acquired, as Bank may reasonably request, (ii) a Compliance Certificate, duly executed by a Responsible Officer, demonstrating, among other things (A) pro forma compliance with all financial covenants set forth herein for the most recent fiscal quarter for which Borrower has delivered (or is then required to deliver) a Compliance Certificate in accordance with Section 6.2, calculated as though such acquisition had been consummated on the day that is twelve months prior to the last day of such fiscal quarter, and (B) that the EBITDA for Borrower during the period of twelve (12) consecutive months ending on the last day of the most recently ended fiscal quarter immediately preceding the closing of such acquisition for which Borrower has delivered (or is then required to deliver) a Compliance Certificate in accordance with Section 6.2, on a pro forma basis, calculated as though such acquisition had been consummated on the first day of such period, is at least One Dollar ($ 1.00) greater than the EBITDA for Borrower for such period on a standalone basis; (iii) true, correct and complete copies of all of the definitive, executed documents, instruments and agreements relating to such acquisition, including all related annexes, schedules and exhibits, and (iv) historical financial information for the Person being acquired, including, if available, audited financial statements, quality of earnings reports and year-to-date interim financial statements.

8.                                       Exhibit C to the Agreement is hereby amended and restated in its entirety and replaced with Exhibit C attached hereto.

9.                                       Exhibit D to the Agreement is hereby amended and restated in its entirety and replaced with Exhibit D attached hereto.

10.                                 Borrower has notified Bank of the occurrence of the Existing Defaults, which permit Bank to exercise its rights and remedies under the Agreement and the other Loan Documents and all other rights and remedies afforded by applicable law or equity. Subject to and on the terms and conditions set forth herein, the Bank hereby waives the Existing Defaults. This waiver applies only to the specific instances described above and for the dates, if any, stated, and is not a waiver of any subsequent breach of the same provisions of the Agreement, nor is it a waiver of any breach of any other provision of the Agreement or any other Loan Document. Further, Bank reserves all of the rights, powers and remedies available under the Agreement and the other Loan Documents, including the right to cease making advances to Borrower and to accelerate any or all of Borrower’s indebtedness if any subsequent Event of Default should occur as a result of Borrower’s breach of the same provision or any other provision of the Agreement. Bank is not obligated to grant this or any other waiver or consent. This waiver is not a continuing waiver with respect to any failure to perform any Obligation after the date hereof.

11.                                 No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.

12.                                 Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all promissory notes, guaranties, security agreements, mortgages, deeds of trust, environmental agreements, and all other instruments, documents and agreements entered into in connection with the Agreement, and specifically ratifies and confirms the pledge of the equity interests in each of the New Subsidiaries. Borrower hereby further affirms its absolute and unconditional promise to pay to Bank the Advances, other Credit Extensions all other amounts due under the Letters of Credit and the other Loan Documents (including, without limitation, the Obligations), at the times and in the amounts provided for therein. Borrower confirms and agrees that the obligations of Borrower to Bank under the Agreement as supplemented hereby are secured by and entitled to the benefits of the Loan Documents. The parties agree that this Amendment shall be deemed to be one of the Loan Documents under the Agreement. Nothing in this Amendment shall constitute a satisfaction of Borrower’s Obligations.

13.                                 In order to induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

13.1                           The representations and warranties contained in the Agreement and the other Loan Documents were true and correct in all material respects when made and continue to be true and correct in all material respects as of the date of this Amendment, except to the extent that such representations and warranties relate expressly to an earlier date only, in which case, they remain true and correct in all material respects as of such earlier date.

13.2                           Both before and immediately after giving effect to this Amendment and the other transactions contemplated hereby, no Event of Default, or other event or circumstance that with the giving of notice or the passage of time could become an Event of Default, has occurred and is continuing, other than the Existing Defaults waived hereby.

13.3                           The execution, delivery, and performance by Borrower of this Amendment and the other documents, instruments and agreements to which Borrower is a party delivered or to be delivered to Bank in connection herewith (i) are within the corporate powers of Borrower and have been duly authorized by all necessary corporate action on the part of Borrower, (ii) do not require any governmental or third party consents, except those which have been duly obtained and are in full force and effect, (iii) do not and will not conflict with any requirement of law, Borrower’s or any Guarantor’s articles or certificate of incorporation, bylaws, operating agreement, partnership agreement, minutes or resolutions, (iv) after giving effect to this Amendment, do not result in any breach of or constitute a default under any agreement or instrument to which Borrower, any Guarantor or any of their respective Subsidiaries is a party or by which they or any of their respective properties are bound, and (v) do not result in or require the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature upon any of the assets or properties of Borrower or any Guarantor, other than those in favor of Bank.

13.4                           This Amendment and the other instruments and agreements delivered or to be delivered to Bank in connection herewith have been duly executed and delivered by Borrower and constitutes the legal, valid, and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except to the extent that (i) enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors, (ii) enforcement may be subject to general principles of equity, and (iii) the availability of the remedies of specific performance and injunctive relief may be subject to the discretion of the court before which any proceedings for such remedies may be brought..

14.                                 As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)                                              this Amendment, duly executed by Borrower;

(b)                                             an unconditional guaranty, third party security agreement, and intellectual property security agreement, duly executed by each of CREATINGWILL.COM, LLC, a Delaware limited liability company, LEGALZOOM.COM TEXAS, LLC, a Texas limited liability company, LZ FINANCIAL SERVICES LLC, a Delaware limited liability company, and UNITED STATES CORPORATION AGENTS, INC., a Maryland corporation, (collectively, the “New Subsidiaries”);

(c)                                              a certificate of an officer of each New Subsidiary, on Bank’s standard form, as to, among other things (A) the certificate of incorporation or organization, bylaws, limited liability company operating agreement or other applicable governing documents, (B) the resolutions of the board of directors or members or managers of each New Subsidiary with respect to the documents and instruments noted above and the other transactions contemplated hereby, and (C) the names, titles, incumbency and signatures of the officers of each New Subsidiary who are authorized to execute and deliver the Loan Documents to which such New Subsidiary is a party;

(d)                                             a UCC National Form Financing Statement with respect to each New Subsidiary, as debtor;

(e)                                              affirmations of guaranty and security agreements duly executed by each of PROXILAW, INC., a Delaware corporation, UNITED STATES CORPORATION AGENTS, INC., a California corporation, and UNITED STATES CORPORATION AGENTS, INC., a Nevada corporation;

(f)                                                a non-refundable commitment fee of Twenty Thousand Dollars ($20,000) which shall be fully-earned upon receipt, plus an amount equal to all Bank Expenses incurred through the date of this Amendment, which amounts may be debited from any of Borrower’s accounts with Bank; and

(g)                                             such other documents, instruments and certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

15.                                 This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

LEGALZOOM.COM, INC.

By:	/s/ Fred J. Krupica

Title:	CFO

COMERICA BANK

By:	/s/ Paula J. Howell

Title:	SVP

[Signature Page to Sixth Amendment and Waiver to Loan and Security Agreement]